Exhibit 99.1

Avanos Medical, Inc. Stockholders Approve Acquisition by American Industrial Partners
ALPHARETTA, GA – July 22, 2026 – Avanos Medical, Inc. (NYSE: AVNS) (“Avanos” or the “Company”), a leading medical technology company, today announced that its stockholders have voted to approve the pending acquisition of Avanos by affiliates of investment funds advised by American Industrial Partners (“AIP”) at a special meeting of stockholders (the “Special Meeting”) held earlier today.
Based on preliminary voting results, approximately 99.75% of shares voted at the Special Meeting were voted in favor of the transaction, which represented approximately 74.96% of the total outstanding shares of Avanos common stock as of June 18, 2026, the record date for the Special Meeting.
“We are pleased with the outcome of the Special Meeting and thank our stockholders for their strong support,” said Gary D. Blackford, Avanos’ Board chair. “By partnering with AIP, we expect to build on our positive momentum with enhanced flexibility and resources, enabling Avanos to better address today’s most pressing healthcare needs. We look forward to closing the transaction as Avanos enters the next chapter in its history.”
As previously announced, pursuant to the terms of the merger agreement, Avanos stockholders will have the right to receive $25.00 per share in cash at the effective time of the acquisition for each share of Avanos common stock they own. All required regulatory approvals under the merger agreement have been received. The transaction is expected to close no later than July 27, 2026, subject to the satisfaction or waiver of customary closing conditions.
The final voting results of the Special Meeting will be set forth in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.
About Avanos Medical, Inc.
Avanos Medical, Inc. is a medical technology company focused on delivering clinically superior medical device solutions that will help patients get back to what matters. Headquartered in Alpharetta, Georgia, we are committed to addressing some of today's most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands globally and holds leading market positions in multiple categories across its portfolio. For more information, visit avanos.com and follow Avanos Medical on X (@AvanosMedical), LinkedIn and Facebook.
Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “expect,” “may,” or “will,” and similar expressions. These forward-looking statements include statements about the expected timing of the closing of the merger and other matters. These statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including the risk that the merger may not be completed on the anticipated timeline or at all. Avanos undertakes no obligation to update or revise any forward-looking statements.
Contacts
Investor Relations Contact:
Scott Galovan, Avanos Medical, Inc., Investor.Relations@Avanos.com
Media Contacts:
Katrine Kubis, Avanos Medical, Inc., CorporateCommunications@Avanos.com
Or
Andy Brimmer / Joseph Sala / Catherine Simon
Joele Frank, Wilkinson Brimmer Katcher
Avanos-JF@joelefrank.com

Exhibit 99.1
212-355-4449